ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 30th day of December 2005.

BETWEEN:

N. HARRIS COMPUTER CORPORATION, a corporation incorporated under the laws of the Province of Ontario (hereinafter referred to as the "Purchaser")

- and -

Government e-Management Solutions, Inc. (the "Vendor")

- and --

Cass Information Systems, Inc. (the "Warrantor");

WHEREAS the Vendor carries on the business of software development, sales and marketing and application support;

AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase certain of the assets and assume certain of the liabilities of the Vendor pertaining to the Business (as hereafter defined), upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1.0 INTERPRETATION

1.1 Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a) "Agreement" means this agreement and all Schedules hereto and all amendments made hereto and thereto by written agreement between the Vendor and the Purchaser.

(b) "Assets" means the assets referred to or described in Sections 2.1 and 2.2.

(c) "Business" means the business of developing, selling and supporting the Software products currently organized under Government e-Management Solutions, Inc., including any products that are in the development stage or currently being supported by the Vendor. The Business includes all versions and modules of the Software.

(d) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Ontario or Missouri.

(e) "Claims" means all actually incurred or asserted losses, damages, expenses, liabilities, claims and demands of whatever nature or kind including, without limitation, all reasonable legal fees and costs.

(f) "Closing Date" means December 30, 2005 or such other date as may be agreed to in writing between the Vendor and the Purchaser.

(g) "Contracts" means any contract, lease, agreement, entitlement, arrangement, commitment, work order or license by which the Business is bound including, without limitation, all licenses, support and maintenance arrangements applicable to the Software which are attached and incorporated by referenced on Schedule B and G (Lease).

(h) "Effective Date" means the day next following the Closing Date.

(i) "Intellectual Property" has the meaning set out in Section 2.1(a).

(j) "Lien" means any security interest, mortgage, encumbrance, option, lien or charge of any kind, including any limitation on transfer, use, receipt of income or other exercise of any attributes of ownership of the Assets, and any license for use or possession of the Assets of the Business, excluding (1) any rights or interests related thereto which have been granted with respect to the Software under any Contract and (2) any rights arising under the matters disclosed in any Schedule to this Agreement.

(k) "Letter of Intent" shall mean the letter of intent entered into between Vendor and Purchaser dated December 2, 2005.

(l) "Material" as it relates to known issues or defects in the Software means anything that would not allow the Software to perform according to its published specification or intention.

(m) "Purchase Price" has the meaning set out in Section 2.3.

(n) "Software" means the computer programs known by the names as set out in Schedule A, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts specifically related to the Business, and all other material related to the said computer programs, all as they exist at the Time of Closing, whether under development or as currently being marketed by the Vendor specifically with respect to the Business.

(o) "Schedules" means those schedules listed in Section 1.5.

(p) "Tangible Assets" means the tangible assets of the Business described on Schedule C attached hereto.

(q) "Tangible Liabilities" means the tangible liabilities of the Business described on Schedule C attached hereto.

(r) "Time of Closing" means 1:00 p.m. (local Ottawa Time) on the Closing Date.

1.2 Extended Meanings. In this Agreement words importing any gender include all genders, words importing the singular number include the plural and vice versa, and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.3 Accounting Principles. Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will relate to the generally accepted accounting principles from time to time approved by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken in accordance with generally accepted accounting principles.

1.4 Currency. All references to currency herein are to lawful money of the United States.

1.5 Schedules. The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A - Software and Intellectual Property;

Schedule B - Contracts;

Schedule C -- Net Tangible Assets;

Schedule D -- Contracts in Progress;

Schedule E -- Transferred Employees;

Schedule F -- Employment Agreement;

Schedule G -- Lease for Premises;

Schedule H -- Lawsuit Disclosures; and

Schedule I -- Additional Disclosures and Limitations

1.6 Contracts in Progress. The parties acknowledge and accept the information regarding Contracts in Progress disclosed on Schedule D.

2.0 SALE AND PURCHASE

2.1 Purchase and Sale of Software and Intellectual Property.

(a) Upon and subject to the terms and conditions hereof, the Vendor will sell, convey, assign and transfer in perpetuity to the Purchaser free and clear of all Liens, and Purchaser will purchase from the Vendor, as of and with effect from the opening of business on the Effective Date:

(i) the Software and all of Vendor's intellectual property rights in the Software as listed on Schedule A, subject to Schedules H and I;

(ii) all intellectual property of the Vendor relating solely to the Business existing as of the Time of Closing and used or currently being developed for use by the Vendor solely in connection with the Business, whether registered or unregistered (the "Intellectual Property"), including without limitation:

(A) Copyrights - all copyrights in the Software owned by the Vendor and used solely in connection with the Business, including without limitation, all copyrights in and to the Software and all applications and registrations of such copyrights;

(B) Trade-marks -- all trade-marks, trade-names, service marks, brand names, logos or the like owned by the Vendor and used solely in connection with the Business and listed in Schedule A, whether used in association with wares or services, and all associated goodwill and all applications, registrations, renewals, modifications and extensions of such trade-marks;

(C) Patents - all patents, patent applications and other patent rights, if any, owned by the Vendor that are used solely in connection with the Business and are listed in Schedule A, including divisional and continuation patents;

(D) Name -- all of the Vendor's rights in the names associated with the products listed in Schedule A;

(E) Technology - all technology created, developed or acquired by the Vendor in connection with the Software that is used solely in connection with the Business whether or not patented or patentable and whether or not fixed in any medium whatsoever, including without limitation, all inventions, know how, techniques, processes, procedures, methods, trade secrets, research and technical data, records, formulae, designs, sketches, patterns, specifications, schematics, blue prints, flow charts or sheets, equipment and parts lists and descriptions, samples, reports, studies, findings, algorithms, instructions, guides, manuals, and plans for new or revised products and/or services;

(F) Licenses -- to the extent assignable, all licenses, sub-licenses and franchises related to the Vendor and the Business in which the Vendor and the Business is a licensee or a licensor of intellectual property of a nature described in paragraphs (A)-(E) above; and

(iii) for greater certainty, all of the Vendor's rights to develop, modify, market, sell, distribute, license and install the current and any future releases of the Software and Intellectual Property as outlined in Schedule A.

2.2 Purchase and Sale of Other Assets.

(1) Upon and subject to the terms and conditions hereof, the Vendor will sell, convey, assign and transfer to the Purchaser, free and clear of all Liens, but subject to the licenses granted with respect to any customer Contracts, and the Purchaser will purchase from the Vendor, as of and with effect from the opening of business on the Effective Date, the other assets listed below. The assets to be sold and purchased pursuant to this Section 2.2(1) are the following:

(a) Contracts - the right, title and interest of the Vendor and relating solely to the Business in, to and under all software support and maintenance arrangements and any other agreements, engagements, commitments and other rights of or pertaining to the customers whether written or oral, as which are described in and attached on Schedule B;

(b) Work in Process - all work and contracts in process relating solely to the Business;

(c) Warranty Rights -- to the extent assignable by Vendor, the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefor received by the Vendor on the purchase or other acquisition of any part of the Assets;

(d) Records - photocopies of all books, records or files relating solely to the Business for the years 2003 through 2005 inclusive, including, without limitation, all financial, production, personnel (where allowed under Missouri law), sales and customer records, exclusive of Vendor's tax returns and corporate operational documents and exclusive of any such records which contain information concerning any of the divisions of Vendor's company, other than the Business; and

(e) Tangible Assets of the Business as described on Schedule C.

(2) For greater certainty, the Vendor hereby acknowledges that the Purchase Price payable by Purchaser to Vendor in accordance with the provisions of this Article 2 represents the full and final payment due to Vendor from Purchaser in respect of the purchase of the Assets. The Vendor and Warrantor hereby:

(a) surrender all its right, title and interest in and to the Assets;

(b) Vendor waives all moral rights in the Software and Intellectual Property; and

(c) release the Purchaser from any and all claims which the Vendor now or in future may have in respect of the Assets.

2.3 Purchase Price and Allocation Thereof. The purchase price payable by the Purchaser to the Vendor for the Assets (such amount being hereinafter referred to as the "Purchase Price") will be Seven Million Dollars ($7,000,000) and will be allocated no later than fifteen (15) days after the Effective Date on a basis satisfactory to Purchaser, and in compliance with the Internal Revenue Code of 1986, as amended (the "Code"). In no event will the Intellectual Property valuation exceed Four Million Five Hundred and Fifty Thousand Dollars ($4,550,000).

2.4 Payment of Purchase Price. The Purchase Price shall be paid by the Purchaser in the following manner:

(a) Cash on Closing -- Subject to Section 4.1 hereof, a wire transfer in the amount of Six Million Six Hundred Thousand Dollars ($6,600,000) shall be payable to or to the order of the Vendor at the Time of Closing.

(b) Balance of Purchase Price; Purchase Price Adjustment - The balance of the Purchase Price, Four Hundred Thousand Dollars ($400,000) (the "Holdback Amount"), shall be subject to adjustment as described below. The Holdback Amount shall be used to compensate the Purchaser for any indemnification Claims made by the Purchaser in accordance with this Agreement during the nine month period following the Closing Date that are determined to be the responsibility of Vendor. The Purchaser shall pay the remaining Holdback Amount, after any such adjustments required by this section, to the Vendor by wire transfer, no later than the date which is nine months and ten days from the Time of Closing. Such Holdback Amount shall be paid in good faith and on a timely basis and shall not be unreasonably withheld.

(c) Net Tangible Assets - Within thirty (30) days from the Closing Date, Vendor and Purchaser shall determine the amount equal to the difference, if any between the "Net Tangible Assets" of the Business at the Closing Date (which is determined by subtracting the Tangible Liabilities from the Tangible Assets as described on Schedule C) and $600,000 (the "Book Value Adjustment"). If the Book Value Adjustment is a negative number, an amount equal to the Book Value Adjustment shall immediately be paid by Vendor and/or Warrantor to the Purchaser. If the Book Value Adjustment is a positive number, an amount equal to the Book Value Adjustment shall immediately be paid by the Purchaser to Vendor or Warrantor. Schedule C sets out the formula for the calculation of Net Tangible Assets which are prepared using GAAP, consistently applied.

In the event of a claim or dispute between the parties under subsections (b) or (c) above, the prevailing party in such claim or dispute shall be entitled to its reasonable attorneys' fees and costs from the other.

2.5 Determination of Amounts; Elections. The Vendor and the Purchaser covenant and agree with each other that the Purchase Price shall be allocated among the Assets in accordance with the provisions of Section 2.3. The Vendor and the Purchaser agree to cooperate in the filing of such elections under the Code and similar tax statutes in the United States and Canada or any other jurisdiction as may be necessary or mutually desirable to give effect to such allocation for tax purposes. The Vendor and the Purchaser agree to prepare and file their respective tax returns in a manner consistent with the aforesaid allocations and elections. If either party fails to file its tax returns as aforesaid, it shall indemnify and save harmless the other of them in respect of any additional tax, interest, penalty and legal and/or accounting costs paid or incurred by the other of them as a result of the failure to file as aforesaid.

2.6 Assumption of Obligations and Liabilities.

(a) Except as otherwise expressly provided herein, the Purchaser will assume, fulfill and perform only those obligations and liabilities of the Vendor that arise under the Contracts and other commitments as described in Schedule B and will assume the obligation to maintain the Software. Without limiting the generality of the foregoing, Purchaser expressly agrees to assume at the Time of Closing: (i) the Leases described on Exhibit G for the Premises described on Exhibit G, copies of which are attached as Schedule G ("Leases"); (ii) all future maintenance obligations of Vendor with respect to all customers who have a software maintenance agreement with Vendor and such other customers to which Vendor otherwise currently provides such maintenance services. At the Time of Closing, Vendor hereby assigns any and all interest in the Leases, to the extent assignable, to Purchaser provided that Purchaser agrees not to exercise any rights under the respective Leases to extend the respective Leases unless Purchaser obtains a full release with respect to the respective Lease from the landlord under the respective Lease.

(b) For greater certainty, the Purchaser will not assume any obligation or liabilities of the Vendor to the IRS or any taxing authority. The Vendor will be solely responsible for any termination and severance costs of Vendor's employees that may arise on or before the Closing Date, provided that Purchaser agrees to offer employment to the employees listed as such on Exhibit E on terms reasonably similar to their current employment terms.

2.7 Obligations and Liabilities Not Assumed. Except as otherwise expressly provided herein, the Purchaser does not assume and will not be liable for any obligations or liabilities of the Vendor except as specifically described in this Agreement.

2.8 Restrictions on Assignment. Nothing contained in this Agreement shall be construed as an assignment or an attempt to assign:

(a) any permit to be assigned to Purchaser hereunder which, as a matter of law, is not assignable without the approval of the granting body unless such approval shall have been given;

(b) any Contract to be assigned to Purchaser hereunder which, as a matter of law, is not assignable without the consent of and/or advance notice to the other party or parties thereto, unless such consent and/or advance notice shall have been given; or

(c) any claim or demand thereunder or under any right of action or chose in action as to which all the remedies for the enforcement thereof enjoyed by the Vendor, would not, as a matter of law, pass to Purchaser as an incident of the transfers to be made under this Agreement.

In order, however, that the full value of every Contract, permit, claim and demand of the character described in items (a) through (c) above and which constitutes part of the Assets (herein referred to as the "Rights") may be realized for the benefit of Purchaser, Vendor shall hold the Rights in trust in accordance with the terms described in Section 4.5 hereof for a period of two (2) years from the date of this Agreement for and on behalf of Purchaser. For a period of twenty-four (24) months following the Time of Closing, Vendor will assist Purchaser in accordance with the terms described in Section 4.5 hereof to obtain any assignments or consents, but Vendor shall not be liable to Purchaser for any reason as a result of any failure to obtain such assignments or consents.

2.9 Substitution and Subrogation. To the extent not otherwise prohibited by applicable law or contract, the conveyance of the Assets to Purchaser, its successors and permitted assigns, hereunder is with full rights of substitution and subrogation of Purchaser, its successors and permitted assigns, in and to all covenants and warranties by others heretofore given or made in respect of the Assets or any part thereof.

3.0 REPRESENTATIONS AND WARRANTIES

3.1 Vendor's and Warrantor's Representations and Warranties. The Vendor and Warrantor represent and warrant to the Purchaser that, subject to the disclosures contained in this Agreement and the schedules attached hereto:

(a) Authority - The Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Assets to the Purchaser free and clear of all Liens, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary legal action on the part of the Vendor.

(b) Binding Agreement - This Agreement and all other agreements, documents and instruments to be executed by the Vendor constitute a valid and legally binding obligation of the Vendor, except as enforceability may be limited or otherwise affected by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium, or other laws affecting creditors' rights or contractual rights generally, or equitable principles affecting the enforceability of remedies (regardless of whether the enforceability is considered in a proceeding at law or in equity).

(c) No Options -- There is no contract, option or any other right of another binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets other than pursuant to the provisions of this Agreement and except as provided in customer Contracts for licensure of the Software.

(d) No Conflict - Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

(i) any of the provisions of the Vendor's articles of incorporation or by-laws of the Vendor;

(ii) subject to obtaining any required consent or approval, any agreement or other instrument to which the Vendor is a party or by which the Vendor is bound, or

(iii) any applicable law, rule or regulation.

(e) Books and Records - The books and records of the Vendor relating to the Business are materially true and correct. The books and records of the Vendor relating to the Business present fairly and disclose in all material respects the operations of the Business. The Vendor's annual financial statements have been prepared in accordance with generally accepted accounting principles consistently applied.

(f) Interim Period - Since the signing of the Letter of Intent the Business has been carried on in its usual and ordinary course and the Vendor has not entered into any transaction (including any transfer or sale of assets) out of the usual and ordinary course of the Business. Since the signing of the letter of intent, there has been no change in the operations or conditions of the Business, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation or licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have had a material adverse affect on the Business, financial or otherwise.

(g) Intellectual Property - Schedule A sets forth a full, complete and true list of the Intellectual Property, and specifies the jurisdictions in which such Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the currently marketed software products of the Business and an indication as to which, if any, of such software products have been registered for copyright protection with the United States or other relevant Copyright Office and any foreign offices and by whom such items have been registered. The Vendor is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens, but subject to any licenses granted with respect to the Software), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof. There is no and has not been any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any person, current or former employee or other third party.

(h) Software -

(i) After January 2, 2001, the Software was written only by persons who at the time they wrote the Software, were either employees of the Vendor employed or any company that the Vendor acquired, or they were contractors who assigned their intellectual property rights in the Software to the Vendor or any company acquired by the Vendor pursuant to written agreements;

(ii) The Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Software, together with any third party programs, contains all materials necessary for the continued maintenance and development of the Software in the manner the Vendor conducted the Business through the Closing Date;

(iii) any and all license, distribution and maintenance agreements for the third party programs have been purchased by the Vendor, or paid up to date as applicable, as program development tools, except in respect of third party programs that are shrinkwrapped software and that are purchased off-the-shelf or ordered via mail by the Vendor in order to be passed through to the Vendor's customers or to be used by the Vendor;

(iv) there are no known material problems or material defects in the Software including material failures of the Software to operate as described in their related documentation or specifications, and, except for such disclosed problems or defects, the Software operates in substantial accordance with its documentation and specifications and has no other material problems or material defects, provided that the current versions of Permits and Inspection as well as the current version of Tax Billing, Distribution & Collection as well as the current version of Tax Access Portal have performance defects and are in the process of being redeveloped, the process of which is not complete.;

(v) there are no commitments to enhance or improve the Software except as may be provided in the Contracts or any work order executed in connection therewith;

(vi) the Software which has been delivered to customers is Year 2000 Compliant. "Year 2000 Compliant" means the product is able (i) to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and during the years 1999 and 2000, including leap year calculations (2000 is a leap year), when used in accordance with the product's documentation, and (ii) to function accurately and without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of 1999 or the twenty-first century;

(vii) there are no distributors, sales agents, representatives or any other persons, including VARs, OEMs or resellers, who have rights to market or license the Software; and

(viii) the Vendor has not obtained any government, regulatory, technical and similar approvals in jurisdictions where the Software is sold or may otherwise be required. The failure to obtain such approvals has not had a material adverse effect on the Business.

(i) Third Party and Customer Contracts - The Contracts, including any amendments or addenda thereto and work orders executed in connection therewith represent in each case the entire agreement of the Vendor and the respective parties to such contracts. Except as set forth on Schedules H and I, all Contracts (including the related RFP's and proposals) are not in default or breach by Vendor and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach by Vendor. All Contracts, including any amendments or addenda thereto and work orders executed in connection therewith, are in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder, and the Vendor has performed all obligations required to be performed by it under the Contracts. The Vendor does not know and has not received notice of the intention of any customer to make any warranty claims in respect of the Software or to terminate any customer. The Vendor has made no commitments to release or develop any updates, versions or releases of the Software except as may be provided in such customer Contracts.

(j) Infringement -- the Intellectual Property does not infringe upon or violate any intellectual property right, including copyrights, patents, trade secrets or other proprietary rights, of any third party. The Vendor has not entered into any agreement to indemnify any other person against any charge of infringement of any of the Intellectual Property except as may be set forth in the Contracts.

(k) Litigation -- Except as disclosed on Schedules H and I, there are no actions, suits, proceedings or judgments (whether or not purportedly on behalf of the Vendor), threatened against or adversely affecting, or which could adversely affect the Business or the Assets or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any lien, charge, encumbrance or any other right of another against the Assets.

(l) Orders - There are no outstanding orders, notices or similar requirements directed specifically to the Business or to the Assets issued by any building, environmental, fire, health, labour or police authorities or from any other federal, state or municipal authority including, without limitation, occupational health and safety authorities and there are no matters under discussion with any such authorities relating to such orders, notices or similar requirements.

(m) No Encumbrances - The Vendor is the owner of the Intellectual Property and the other Assets with a good and marketable title, free and clear of all Liens and any other rights of others, but subject to license rights granted with respect to the Software.

(n) Guarantees - The Vendor is not a party to or bound by any guarantee, indemnification, surety or similar obligation pertaining specifically to the Business, except to the extent any Contracts contain indemnification clauses.

(o) No Royalties - The Vendor is not a party to or bound by any contract or commitment to pay any royalty, licence fee or management fee pertaining to the software products described on Schedule A, except for IEG and as provided on the Schedules.

(p) Compliance With Rules - The Vendor is incorporated in the State of Missouri, and such incorporation and qualification are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or may have an adverse effect on the operation of the Business or which may be affected by the completion of the transactions contemplated hereby.

(q) Internal Software Use Compliance -- The Vendor has to the extent required full and proper licenses for any and all third party software products used and installed on its employee systems and network hardware.

(r) No Brokers - The Vendor has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no person or entity is entitled to any fee or other compensation with respect to this Agreement or the transactions it contemplates.

(s) Full Disclosure - No representation or warranty of the Vendor in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein, in light of the circumstances under which made, not misleading. The Vendor has disclosed to the Purchaser all events, conditions or facts related to the Business and known to the Vendor which materially affect the condition (financial or otherwise) or business of the Business.

(t) Insolvency - No order has been made or petition filed in any bankruptcy or insolvency proceeding or resolution passed for the winding up, liquidation or reorganization of the Vendor or the Business nor has any distress execution or other process been levied against the Vendor or the Business or action taken to repossess goods in the possession of the Vendor or the Business. No steps have been taken for the appointment of an administrator or receiver of any part of the property of the Vendor or the Business. No blanket lien covering after-acquired property of the Business has been perfected. The Vendor has not made or proposed any arrangement or composition with its creditors or any class of its creditors. The Vendor has not been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the provisions of any bankruptcy or equivalent legislation in the United States.

3.2 Survival of Representations, Warranties and Covenants of the Vendor and the Warrantor.

(a) The representations, warranties, and covenants (including the covenant of indemnification) of the Vendor and the Warrantor set forth in Section 3.1 will survive the Closing Date and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser:

(i) in the case of the representations and warranties in Sections 3.1(g), (h) and (j) three (3) years from the Closing Date; and

(ii) in the case of all other representations, warranties and covenants of the Vendor and the Warrantor other than those referred to in clauses (i) hereof, for a period of two (2) years from the Closing Date.

No investigations made by or on behalf of the Purchaser at any time, nor any disclosure of information made to the Purchaser (except as set out in this Agreement and the Schedules hereto), shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the Warrantor.

(b) The covenants of the Warrantor set forth in this Agreement (other than the covenant set forth in Section 4.1(b) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and purchase of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof and subject to Section 3.2(a) hereof.

(c) If the Purchaser becomes aware of any known breach of Vendor's representations and warranties during the due diligence process and prior to the Closing Date, the Purchaser must disclose such breach to Vendor.

(d) Notwithstanding anything herein to the contrary or any applicable law to the contrary, the Purchaser does hereby waive any and all right to bring any cause of action for indemnity or for breach of this Agreement, including but not limited to any cause of action for breach of any representation, covenant or warranty hereunder, after the following periods:

(i) in the case of the representations and warranties in Sections 3.1(g), (h) and (j) three (3) years from the Closing Date; and

(ii) in the case of all other representations, warranties and covenants of the Vendor and the Warrantor other than those referred to in clauses (i) hereof, for a period of two (2) years from the Closing Date.

3.3 Purchaser's Representations and Warranties. The Purchaser represents and warrants to the Vendor and the Warrantor that:

(a) Purchaser is a corporation, duly incorporated, organized, subsisting and in good standing under the laws of its jurisdiction of incorporation;

(b) Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by it contemplated hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary legal action;

(c) This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable to the extent of the rights, interests and obligations as set forth herein, in accordance with its terms subject to applicable bankruptcy and insolvency laws and to equitable remedies being always in the discretion of a court; and

(d) Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in the violation of:

(i) any of the provisions of its charter documents or by-laws,

(ii) any agreement or other instrument to which it is a party or by which it is bound, or

(iii) any applicable law, rule or regulation.

(e) The Purchaser has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no person or entity is entitled to any fee or other compensation with respect to this Agreement or the transactions it contemplates.

(f) No representation or warranty of the Purchaser in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein, in light of the circumstances under which made, not misleading.

(g) No order has been made or petition filed in any bankruptcy or insolvency proceeding or resolution passed for the winding up, liquidation or reorganization of the Purchaser. No steps have been taken for the appointment of an administrator or receiver of any part of the property of the Purchaser. The Purchaser has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

(h) As of the date of this Agreement, Purchaser is not aware of any inaccuracies in Vendor's and Warrantor's representations and warranties set forth in Section 3.1.

(i) From and after the Time of Closing, Purchaser shall assume and carry on all of the obligations of Vendor under the Contracts to be assumed by Purchaser hereunder, including without limitation, the agreements and obligations outlined in Section 2.6(a).

3.4 Survival of Purchaser's Representations, Warranties and Covenants.

(a) The representations, warranties and covenants (including the covenant of indemnification) of the Purchaser set forth in Section 3.3 will survive the completion of the sale of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor and the Warrantor for a period of two years from the Closing Date, except for Section 3.3(i) above, which shall continue so long as Purchaser's obligations under the Contracts, or any of them, continue to exist.

(b) The covenants of the Purchaser set forth in this Agreement (other than the covenant set forth in Section 4.2(b) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and purchase of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof and subject to Section 3.4(a) hereof.

4.0 COVENANTS; INDEMNIFICATION

4.1 Covenants of the Vendor and Warrantor.

(a) Subject to the limitations set forth in this Section 4.1, the Vendor and Warrantor shall indemnify, save, hold harmless, discharge and release the Purchaser from and against any and all Claims arising from or based on:

(i) any breach in any representation, warranty or covenant made by the Vendor in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or any certificates delivered or to be delivered by or on behalf of the Vendor pursuant to the terms of this Agreement (collectively, the "Vendor's Documents");

(ii) any liability or other Claims or obligations respecting Software delivered to users that is not Year 2000 Compliant;

(iii) any Claims of any employees for unpaid wages or compensation or accrued and unpaid vacation pay, or Claims respecting unpaid employer contributions (if any) including without limitation of worker's safety insurance, pension premiums and other source deductions or employment benefits respecting the employment of such employees by the Vendor prior to the Effective Date and any and all costs incurred by Purchaser in the event of a determination by any governmental authority or court that, the Purchaser is responsible for employer obligations prior to the Effective Date; and

(iv) any Claim against the Purchaser regarding any customer performance bond or performance guarantee agreement arising as a result of a breach solely by Vendor which occurred prior to the Closing Date including any breaches against the City of Sparks, Nevada and Wayne County, Ohio.

(b) The Vendor will ensure that the representations and warranties of the Vendor are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Purchaser have been performed or complied with by the Time of Closing.

(c) The following limitation will apply with regard to the Claims for which the Vendor would otherwise have indemnification obligations under this Agreement: except as otherwise specified herein, the indemnities set forth in this Agreement shall not apply until the aggregate of all Claims total more than One Hundred Fifty Thousand Dollar ($150,000), in which event the indemnities under this Agreement shall apply to all Claims brought under this Agreement and not only those Claims which in the aggregate are in excess of One Hundred Fifty Thousand Dollars $150,000. Notwithstanding the foregoing, the limitation set out above does not apply to Claims of any amount arising (i) under Section 2.4 hereof or (ii) from fraud, fraudulent misrepresentation and fundamental breach.

(d) Vendor will continue to be responsible for and will discharge all obligations and liabilities for wages, severance or termination of employment including vacation pay, accrued to the Closing Date in respect of all employees of the Business. With respect to those employees in Schedule E hereof, the Purchaser assumes and will discharge all such obligations and liabilities accruing after the Closing Date. Also Purchaser agrees to offer employment to the employees listed as such on Exhibit E on terms reasonably similar to their current employment terms.

(e) The Vendor will indemnify and save harmless the Purchaser from and against all Claims for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Assets, whether such person purports to act or have acted for the Vendor in connection with the sale of the Assets.

(f) Notwithstanding anything in this Agreement to the contrary:

(1) The total aggregate liability of Vendor and Warrantor to Purchaser resulting from: (i) any and all indemnity obligations of Vendor and Warrantor under this Agreement, and (ii) any and all breaches of this Agreement including but not limited to any claims for breach of any covenant, representation or warranty under this Agreement, shall be capped at Five Million Dollars ($5,000,000), in the aggregate, for all such indemnity obligations and claims for breach of this Agreement including but not limited to claims for breach of any covenant, representation or warranty hereunder. All reasonable costs incurred by Vendor or Warrantor resulting from the defense of any claims pursuant to the provisions of Section 4.3 below shall be included in the calculation of aggregate liability under this paragraph. Any and all payments by Vendor, Warrantor or any affiliate of Warrantor under any performance bonds resulting from any default of Vendor occurring prior to the Time of Closing shall reduce the amount of the cap under this Section 4.1(f).

(2) Neither Vendor nor Warrantor shall be obligated to Purchaser for any damages other than direct damages under this Agreement, it being agreed that indirect, special, consequential, loss of profits, exemplary and punitive damages, and the like, are expressly excluded hereunder.

(3) Neither Vendor nor Warrantor shall be obligated to pay or indemnify Purchaser with respect to any Claims which were caused in whole or in part by any act or omission of Purchaser and/or its employees, officers, directors, employees or agents.

(g) Notwithstanding anything in this Agreement to the contrary, in no event shall Vendor or Warrantor have any liability whatsoever to Purchaser or its assigns for any and all Claims or causes of action arising out of or in any way related to the matters disclosed in any Schedule to this Agreement, including but not limited to any claims for indemnity, claims for breach of this Agreement or claims for breach of any representation, covenant or warranty under this Agreement. As such, with respect to the matters disclosed in any Schedule to this Agreement, Purchaser's title to any Asset purchased under this Agreement, shall be AS/WHERE IS with all faults and all representations and warranties are subject to the matters disclosed in any Schedule to this Agreement.

4.2 Covenants of the Purchaser.

(a) In addition to the other indemnities provided by the Purchaser herein, the Purchaser shall indemnify, save, hold harmless, discharge and release the Vendor and Warrantor from and against any and all Claims arising from or based on:

(i) subject to subsection 3.4(a), any inaccuracy in any representation or warranty made by the Purchaser in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or any certificates delivered or to be delivered by or on behalf of the Purchaser pursuant to the terms of this Agreement (collectively, the "Purchaser's Documents");

(ii) any breach of any covenant of the Purchaser set forth in this Agreement or in the Purchaser's Documents;

(iii) any and all actions, suits, claims demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable legal fees and court costs, arising out of or caused by, directly or indirectly, Purchaser's operation of the Business from and after the Time of Closing; and

(iv) any liability under any new contracts entered into after the Effective Date by Vendor at the verbal or written request of Purchaser (such contracts to be held in trust by Vendor in accordance with Section 4.5 hereof).

(v) any liability under the Leases arising out of defaults occurring under the Leases after the Effective Date.

(b) The Purchaser will ensure that the representations and warranties of the Purchaser are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Vendor have been performed or complied with by the Time of Closing.

(c) The following limitation will apply with regard to the Claims for which the Purchaser would otherwise have indemnification obligations under this Agreement: except as otherwise specified herein, the indemnities set forth in this Agreement shall not apply until the aggregate of all Claims total more than One Hundred Fifty Thousand Dollars ($150,000), in which event the indemnities under this Agreement shall apply to all Claims brought under this Agreement and not only those Claims which in the aggregate are in excess of One Hundred Fifty Thousand Dollars ($150,000). Notwithstanding the foregoing, the limitation set out above does not apply to Claims of any amount arising (i) under Section 2.4 hereof (ii) from fraud, fraudulent misrepresentation and fundamental breach, (iii) from Claims relating to the performance bonds or the Leases.

(d) The Purchaser will indemnify and save harmless the Vendor from and against all Claims for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Assets, whether such person purports to act or have acted for the Purchaser in connection with the sale of the Assets.

4.3 Notice; Right to Defend. Each party shall give prompt written notice to the other of the assertion or commencement of any Claim in respect of which indemnity is or may be sought hereunder, other than Claims in which the parties are litigating claims against each other. The indemnifying party shall have the right and obligation to assume the defense or settlement of any third-party Claim in respect of which it is obligated to provide indemnity hereunder; provided, however, that the indemnifying party shall not settle or compromise any such Claim without the indemnified party's prior written consent thereto, unless the terms of such settlement or compromise discharge and release the indemnified party from any and all liabilities and obligations thereunder. Notwithstanding the foregoing: (i) the indemnified party at all times shall have the right, at its option and expense, to participate fully in the defense or settlement of such Claim; and (ii) if the indemnifying party does not proceed diligently to defend or settle such Claim within 20 days after its receipt of notice of the assertion or commencement thereof, then (a) the indemnified party shall have the right, but not the obligation, to undertake the defense or settlement of such Claim for the account and at the risk of the indemnifying party, and (b) the indemnifying party shall be bound by any defense or settlement that the indemnified party may make as to such Claim. Each party shall cooperate fully in defending or settling any third-party Claim, and the defending or settling party shall have reasonable access to the books and records and personnel of the other party that are relevant to such Claim. In the event the legal fees and expenses incurred by Vendor or Warrantor, which are applicable to the cap described in Section 4.1(f), exceed Seven Hundred Fifty Thousand Dollars ($750,000), then in such event any legal fees and expenses incurred by Vendor or Warrantor pursuant to this Section 4.3 in excess of Seven Hundred Fifty Thousand Dollars ($750,000), will be at the cost and expense of Vendor and Warrantor and will not be applicable to the cap described in Section 4.1(f), provided, however that all legal fees and expenses otherwise subject to the cap described in Section 4.1(f) shall continue to be subject to such cap. The terms of this Section 4.3 have no application to the matters described in Section 4.6.

4.4 Resolution of Disputes.

(a) Other than with regard to Article 6.0 hereof, with respect to any other dispute or disagreement hereunder, either party may initiate negotiations by providing written notice to the other party, setting forth the subject of the dispute and the relief requested. The recipient shall respond in writing within seven (7) days of receipt with its position and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority shall meet at a mutually agreeable time and place within thirty (30) days of the date of the initial notice, to attempt to resolve the dispute. If the dispute has not been resolved by negotiation as provided herein within thirty (30) days from receipt of the initial notice, the parties shall attempt to settle the dispute through mediation. In such event, the parties shall jointly appoint a mutually acceptable mediator. If the dispute is not resolved by mediation within sixty (60) days after the filing of this request for mediation, either party may request arbitration as set forth herein.

(b) Upon written demand of any party concerned, after compliance with section 4.4 (a), the parties shall meet and attempt to appoint a single arbitrator. If they are unable to agree on a single arbitrator then upon the written demand of any of them and within ten (10) days of such demand, the person making the demand shall name one arbitrator and the other parties concerned shall name another arbitrator and the two arbitrators so named shall promptly thereafter choose a third. The arbitration proceedings shall be in accordance with the provisions of Chapter 435 of the Missouri Revised Statutes ("Rules"). If either the person making the demand or the other parties concerned shall fail to name an arbitrator within ten (10) days from such demand, or if the two arbitrators shall fail within ten (10) days from their appointment to agree upon and appoint the third arbitrator then, the parties agree that the remaining unnamed arbitrator(s) shall be appointed by the then presiding chief judge of the St. Louis County Circuit Court located in St. Louis County, Missouri.

(c) The arbitrator(s) selected to act hereunder shall be independent and qualified by education, training and experience to arbitrate the particular matters in dispute.

(d) The arbitrator(s) so chosen shall proceed immediately to hear and determine the matters in dispute. The decision of the arbitrator(s), or a majority of them, shall be made within 30 days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances.

(e) The arbitration decision shall be in writing and signed by the arbitrator(s), shall be final and binding upon all parties thereto as to any matter or matters submitted to arbitration, and may be entered and enforced in any court of competent jurisdiction.

(f) The compensation and expenses of the arbitrator(s) shall be paid by the parties who lose the arbitration, unless determined otherwise by the arbitrator(s). Each of the parties shall bear the cost of their own attorneys' fees. Fees paid by each party to this Agreement in defense of the dispute with the other party (not in defense of a third party claim) under this Agreement shall be at each party's own expense and shall not have any application to the cap provided in Section 4.1(f).

(g) None of the parties concerned shall be deemed to be in default of any matter being arbitrated until ten (10) days after the decision of the arbitrator or arbitrator(s) is delivered to all of them.

(h) The parties, their representatives, participants, and the arbitrators(s) shall hold the existence, content, and results of the arbitration in confidence, except to the limited extent necessary to obtain or enforce a judgment on the arbitration decision and award or as otherwise required by law.

(i) The local law of the State of Missouri, without regard to its choice of law provisions, shall apply to all substantive matters pertaining to the arbitration.

(j) The arbitration shall take place in St. Louis, Missouri.

4.5 Transfer of Possession. Subject to the terms of the Contracts, this Agreement shall operate, without further act or formality, as a transfer to Purchaser for all purposes as at the Effective Date of all the property and rights transferred and acquired hereunder. The Vendor shall forthwith and from time to time hereafter execute and deliver to Purchaser all deeds, transfers, assignments and other instruments in writing and further assurances as Purchaser or its counsel shall reasonably require from the Vendor to effectuate such acquisition and transfer under the terms of this Agreement; and, for greater certainty, the Vendor shall hold all of the property and rights transferred and acquired hereunder, to the extent that the same shall not have been effectually transferred to or pursuant to this Agreement, in trust for and as the property of Purchaser pending effective transfer thereof. Any and all contracts entered into after the Effective Date by Vendor at the verbal or written request of Purchaser shall also be held in trust by Vendor in accordance with the terms of this Section 4.5. Vendor's obligation to hold any assets in trust shall terminate two (2) years from the date of this Agreement. Prior to the date one (1) year from the date of this Agreement, Vendor shall forward to all parties to customer Contracts which have not been assigned, a notice indicating that such customer Contracts will be terminated if such party does not consent within one (1) year from the date of this notice of the assignment to Purchaser.

4.6 Current Litigation. The parties agree and understand that Vendor is currently engaged in the certain litigation as described in Schedule H attached hereto and incorporated herein by reference including any attachments thereto ("Schedule H Matters"). Vendor agrees that Vendor will pay and be responsible for the payment of (1) any and all costs and fees incurred by Vendor in the defence of the Schedule H Matters, and (2) all direct monetary damages awarded by a court of competent jurisdiction or agreed to in settlement by Vendor with respect to the Schedule H Matters. In addition, Vendor agrees that Vendor, subject to the following, will provide a legal defence on behalf of Purchaser to any Claims against Purchaser with respect to the Schedule H Matters provided that this obligation shall terminate in the event that Vendor's counsel reasonably determines that its representation of Vendor conflicts with its representation of Purchaser. Purchaser shall cooperate fully in defending or settling any Schedule H. Matters. Purchaser understands and agrees that Purchaser may be bound by the terms of any court order with respect to the Schedule H Matters and agrees to be bound by the terms and conditions of any reasonable settlement of the Schedule H Matters. As such, Purchaser agrees to take any and all actions, including the execution of settlement documents reasonably determined by Vendor to be necessary for the settlement of the Schedule H Matters. Purchaser agrees and understands that certain individuals or entities may have rights to market the Software in accordance with the November 7, 1999 Letter of Principle attached to Schedule I.

5.0 DELIVERIES AT CLOSING

5.1 Deliveries by Vendor.

(a) a Bill of Sale that is sufficient to transfer to Purchaser title to the Assets in accordance with this Agreement;

(b) written consents of third parties and governmental entities, obtained by Vendor, with respect to the transfer of the Assets to the Purchaser; and

(c) a certificate signed by the Vendor attesting that the Vendor no longer retains any copies of the Software.

5.2 Deliveries by Purchaser.

(a) The portion of the Purchase Price to be delivered at Closing, in accordance with Section 2.4(a);

(b) a written assumption agreement whereby Purchaser expressly assumes the obligations and Contracts to be assumed by Purchaser pursuant to this Agreement;

(c) written consents of third parties and governmental entities, if necessary, with respect to the transfer of the Assets to the Purchaser; and

(d) such certificates or other instruments of the Purchaser as the Vendor or the Vendor's counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Purchaser at or prior to the Time of Closing and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing.

5.3 Non-Fulfillment of Conditions. If either Vendor or Purchaser fails to deliver any item that is required by Sections 5.1 or 5.2 at the Time of Closing but the other party elects to sign and close this Agreement, then the party so electing to sign and close this Agreement may not make a claim for indemnification or otherwise based upon the other party's failure to deliver any item required by Sections 5.1 or 5.2.

6.0 NON-COMPETITION; NON-DISCLOSURE

6.1 Non-Competition. In consideration of the completion of the transaction contemplated hereunder, Vendor and Warrantor agree that they will not, directly or indirectly, or through any person or entity for a period of three (3) years following the Closing Date in the United States, Canada, or anywhere else where the Business sells its products or services at the Time of Closing:

(a) own, manage, operate, join, establish control, finance, invest in, advise or participate in the ownership (exclusive of holding 5% or less of the shares of a publicly traded company with which Vendor is otherwise not associated), establishment, advising, management, operation, control or financing of any business or enterprise that develops or markets products or services competitive with the products or services offered by the Business at the Time of Closing; or

(b) develop, sell, offer or provide products or services that are competitive with the products or services of the Business at the Time of Closing.

Notwithstanding anything in this Section 6.1 to the contrary, the parties acknowledge that Warrantor has in the past and currently continues to perform certain services and activities for financial and utility billing businesses, and the parties agree that nothing in this Agreement shall prohibit or restrict Warrantor in any manner from continuing to perform such services and activities.

6.2 Non-Disclosure by Vendor. For a period of three (3) years following the Closing Date, the Vendor and Warrantor agree that they will not, directly or indirectly, disclose, divulge or communicate orally, in writing or otherwise any Confidential Information of the Business, or of the Purchaser disclosed in conjunction with the entering into of this Agreement and transactions hereunder.

For purposes of this Section 6.2, "Confidential Information" includes any of the following:

(i) any and all versions of the software and related documentation owned or marketed by the Business or used internally by the Business, including all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, specifications and source code listings;

(ii) all Developments (as defined below);

(iii) information regarding the Business' or Purchaser's business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff and information regarding the financial affairs of the Business or Purchaser;

(iv) the names of the Business' and Purchaser's clients and the names of the suppliers of computer services and software to the Business or Purchaser, and the nature of the Business' or Purchaser's relationships with these clients and suppliers; provided, however, that confidential information shall not include any such names and the nature of these relationships with respect to clients and/or suppliers of the Business that also are clients and/or suppliers of Vendor or Warrantor following the Closing Date;

(v) technical and business information of or regarding the clients of the Business or Purchaser obtained in order for the Business or Purchaser to provide such clients with software products and services, including information regarding the data processing requirements and the business operations, methods and practices and product plans of such clients; and

(vi) any other trade secret or confidential or proprietary information in the possession or control of the Business or Purchaser, but Confidential Information does not include information which is or becomes generally available to the public without such Vendor's or Warrantor's fault or which such Vendor or Warrantor can establish, through written records, was in its possession prior to its disclosure to such Vendor or Warrantor as a result of such Vendor's or Warrantor's involvement with the Business or Purchaser.

"Developments" include all

(vii) software, documentation, data, designs, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications, or additions to the software products owned, marketed or used by the Business or Purchaser;

(viii) inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems and improvements, whether patentable or not, developed, created, generated or reduced to practice by such Vendor, alone or jointly with others, during its involvement with the Business or Purchaser or which result from tasks assigned to such Vendor by the Business or Purchaser or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Business or Purchaser; and

(ix) Notwithstanding the foregoing, the Vendor may retain copies of programming tools, if any, and the related source code that it has developed (collectively the "Tools") and shall have the personal, non-transferable right to use the Tools in the United States to develop other software; provided, however, that the Vendor shall not (i) use the Tools to develop any fund accounting, payroll or utility billing software for federal, state and local governments; and/or (ii) use the Tools to develop any product or service that competes with the current products or services provided by the Business.

(b) Non-Disclosure by Purchaser. The Purchaser agrees that it will not, directly or indirectly, disclose, divulge or communicate orally, in writing or otherwise any confidential information of Vendor (other than any confidential information that relates solely to the Business) disclosed in conjunction with the entering into of this Agreement and the transactions hereunder.

(c) Exclusions. Notwithstanding anything to the contrary, this Agreement shall not apply to any confidential information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party; (b) is independently developed by the receiving party without reliance in any way on the confidential information provided by the disclosing party; (c) is disclosed to the receiving party by a third party who is not bound by any duty of confidentiality owed to the disclosing party; (d) is required to be disclosed by law, or governmental or judicial process, or (e) is disclosed in connection with any legal process.

6.3 Non-Solicitation of Employees. For a period of eighteen months after the Closing Date, neither the Vendor nor the Purchaser shall solicit or offer employment to or retain as an independent contractor any of the employees or independent contractors of the other party, other than the employees of the Vendor to be hired by Purchaser as of the Closing Date.

6.4 Non-Solicitation of Customers. For a period of three (3) years after the Closing Date the Vendor shall not solicit, approach or sell to entities that were customers of the Business as of the Closing Date, provided, however, that the Vendor shall not be prohibited from soliciting, approaching or selling to any entity any products or services that are of a type different than those sold by the Business as of the Closing Date.

7.0 GENERAL

7.1 Further Assurances. The Warrantor and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.2 Time of the Essence. Time is of the essence of this Agreement.

7.3 Commissions. The Warrantor will indemnify and save harmless the Purchaser, and the Purchaser will indemnify and save harmless the Warrantor and the Vendor, from and against all Claims for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Assets, whether such person purports to act or have acted for the Warrantor and the Vendor or the Purchaser in connection with the sale of the Business.

7.4 Fees. Each party hereto shall bear its own legal, accounting, due diligence and out-of-pocket costs and expenses incurred by each party hereto in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto.

7.5 Benefit of the Agreement. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

7.6 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings, agreements and letters of intent between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.7 Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.8 Assignment. This Agreement may not be assigned by the Vendor or the Warrantor without the written consent of the Purchaser but may be assigned by the Purchaser without the consent of the other parties to an Affiliate of the Purchaser provided that such associated nominee enters into a written agreement with the other parties to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser are bound. Notwithstanding anything to the contrary herein, (i) no assignment by the Purchaser shall relieve or terminate Purchaser's obligations hereunder, including any indemnification provisions and the obligation to pay the Holdback Amount without the Vendor's and the Warrantor's prior written consent, and (ii) Vendor shall upon notice to Purchaser be entitled to assign to Warrantor at any time all of its rights to receive the Holdback Amount without the prior consent of Purchaser.

7.9 Notices. Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery or by registered mail addressed to the recipient as follows:

To the Purchaser:

c/o Harris Computer Systems

1 Antares Drive

Suite 400

Ottawa, Ontario

Canada K2E 8C4

Attention: Jeff Bender, CEO

To the Vendor:

Government e-Management Solutions, Inc.

13001 Hollenberg Drive

St. Louis, Missouri 63044

Attention: Eric Brunngraber, CFO and Secretary

With a copy to:

Carmody MacDonald P.C.

120 S. Central Ave., Suite 1800

St. Louis, Missouri 63105

Attention: Donald R. Carmody, Esq.

To the Warrantor:

Cass Information Services, Inc.

13001 Hollenberg Drive

St. Louis, Missouri 63044

Attention: Lawrence Collett, Chairman and CEO

With a copy to:

Carmody MacDonald P.C.

120 S. Central Ave., Suite 1800

St. Louis, Missouri 63105

Attention: Donald R. Carmody, Esq.

or to such other address or individual as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail. If the party giving any demand or notice knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand or notice may not be mailed but must be given by personal delivery.

7.10 Counterparts. This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered (by facsimile transmission or otherwise) shall be an original, but all such counterparts shall together constitute one and the same instrument, provided, however, that this obligation shall not affect nor delay Vendor's or Warrantor's obligations to disclose the transactions contemplated by this Agreement in accordance with any requirements of the Securities and Exchange Commission, the Nasdaq Stock Market, the Federal Reserve, or as otherwise required by applicable law.

7.11 Announcements. All announcements, public notices and any other communication regarding this Agreement and the transactions contemplated hereby to be made by the Vendor must be reviewed in advance by the Purchaser.

7.12 Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Missouri applicable therein without regard to its laws of conflict. The parties hereto hereby agree to submit to the non-exclusive jurisdiction of the courts of the State of Missouri. The parties further agree that venue will be proper in such courts, and further agree to waive removal of any action, suit or proceeding to the courts of any other jurisdiction.

IN WITNESS WHEREOF the parties have executed this Agreement.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

N. HARRIS COMPUTER CORPORATION

By:/s/ Jeff Bender

Name: Jeff Bender

Title: CEO

Government e-Management Solutions, Inc.

By:/s/ Eric Brunngraber

Name: Eric Brunngraber

Title: CFO and Secretary

Cass Information Systems, Inc.

By:/s/ Lawrence A. Collett

Name: Lawrence A. Collett

Title: Chairman and CEO

SCHEDULES TO ASSET PURCHASE AGREEMENT

DATED DECEMBER 30, 2005 AMONG

N. HARRIS COMPUTER CORPORATION, GOVERNMENT

E-MANAGEMENT SOLUTIONS, INC. AND

CASS INFORMATION SYSTEMS, INC.

Schedule A Software and Intellectual Property

Schedule B Contracts

Schedule C Net Tangible Assets

Schedule D Contracts in Progress

Schedule E Transferred Employees

Schedule F Employment Agreement

Schedule G Lease for Premises

Schedule H Lawsuit Disclosures

Schedule I Additional Disclosures and Limitations